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AFFILIATED MANAGERS GROUP, INC.
Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Reports Financial and Operating Results for First Quarter of 2003
Company Reports EPS of $0.60; Cash EPS of $1.11

Boston, MA, April 23, 2003—Affiliated Managers Group, Inc. (NYSE: AMG) today reported its financial and operating results for the quarter ended March 31, 2003.

Cash earnings per share ("Cash EPS") for the first quarter of 2003 were $1.11, compared to $1.08 for the first quarter of 2002, while diluted earnings per share for the first quarter of 2003 were $0.60, compared to $0.63 for the same period of 2002. Cash Net Income was $24.0 million for the first quarter of 2003, compared to $24.7 million for the first quarter of 2002. Net Income for the first quarter of 2003 was $13.0 million, compared to $14.5 million for the first quarter of 2002. (Cash EPS and Cash Net Income are defined in the attached tables.)

For the first quarter of 2003, revenue was $110.2 million, compared to $119.3 million for the first quarter of 2002. EBITDA for the first quarter of 2003 was $32.6 million, compared to $35.4 million for the same period of 2002.

Net client cash flows from directly managed assets for the first quarter of 2003 were approximately $64 million, while outflows of overlay assets were approximately $22 million. Net inflows in the institutional channel were $527 million, while net outflows in the high net worth and mutual fund channels were $400 million and $85 million, respectively. These aggregate net client cash flows for the quarter resulted in an increase of approximately $0.1 million to AMG's annualized EBITDA. The aggregate assets under management of AMG's affiliated investment management firms at March 31, 2003 were $68.4 billion.

"AMG's diversified exposure among our Affiliates' products to a broad range of investment styles and distribution channels continues to provide stability to our earnings in changing equity market conditions," stated William J. Nutt, Chairman and Chief Executive Officer. "While our results in retail-oriented channels reflect the challenges faced across the industry, Affiliates in the institutional channel, such as Systematic, Frontier and First Quadrant, produced strong investment performance and net client cash flows for the quarter."

"Our Affiliate Development team continues to work with our Affiliates to enhance the growth and profitability of their businesses through individual and collective initiatives," stated Sean M. Healey, President and Chief Operating Officer. "This quarter, together with our Affiliate, Rorer Asset Management, we announced the launch of Advantage Outsourcing Solutions, a centralized back office platform. We will now be able to leverage this industry-leading platform for other AMG Affiliates, as well as offer it to third party investment management companies." Mr. Healey continued, "In addition, in February, we strengthened our balance sheet and extended the maturity of our obligations with the sale of $300 million of convertible securities and the subsequent repurchase of a significant portion of our outstanding zero coupon convertible securities. Finally, we continue to identify investment opportunities in high quality mid-sized asset management firms, as well as other related businesses which can complement or enhance the operations of our existing Affiliates."

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG's strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2002.

Financial Tables Follow

A teleconference will be held with AMG's management at 11:00 a.m. Eastern Time today. Parties interested in listening to the teleconference should dial 1-800-218-4007 (domestic calls) or 1-303-262-2130 (international calls) starting at 10:45 a.m. Eastern Time. Please dial the appropriate number at least ten minutes before the call begins. The teleconference will be available for replay from approximately one hour after the conclusion of the call until 5:00 p.m. Eastern Time on April 23, 2004. To access the replay, please dial 1-800-405-2236 (domestic calls) or 1-303-590-3000 (international calls), pass code 533802. The live call and the replay (through April 23, 2004) may also be accessed via the Web at www.amg.com.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

Affiliated Managers Group, Inc.

Financial Highlights
(dollars in thousands, except as indicated and per share data)

	Three Months Ended 3/31/02	Three Months Ended 3/31/03
Revenue	$119,335	$110,247
Net Income	$14,508	$12,997
Cash Net Income (A)	$24,687	$24,014
EBITDA (B)	$35,398	$32,631
Average shares outstanding—diluted	22,963,309	21,728,942
Earnings per share—diluted	$0.63	$0.60
Cash earnings per share—diluted (C)	$1.08	$1.11
	December 31, 2002	March 31, 2003
Cash and cash equivalents	$27,708	$171,385
Senior indebtedness	$229,023	$427,445
Mandatory convertible securities	$230,000	$230,000
Stockholders' equity	$571,861	$551,359

Affiliated Managers Group, Inc.

Operating Results
(in thousands, except as indicated)

Assets Under Management

Statement of Changes

	High Net Worth	Mutual Fund	Institutional	Total
(in millions)
Assets under management, December 31, 2002	$20,664	$16,379	$33,766	$70,809
Net client cash flows—directly managed assets	(400)	(85)	549	64
Net client cash flows—overlay assets	—	—	(22)	(22)
Investment performance	(701)	(861)	(878)	(2,440)

Assets under management, March 31, 2003	$19,563	$15,433	$33,415	$68,411

Financial Results

	Three Months Ended 3/31/02	% of Total	Three Months Ended 3/31/03	% of Total
Revenue
High Net Worth	$36,221	30%	$32,015	29%
Mutual Fund	38,678	33%	41,446	38%
Institutional	44,436	37%	36,786	33%

	$119,335	100%	$110,247	100%

EBITDA (B)
High Net Worth	$11,042	31%	$9,779	30%
Mutual Fund	11,917	34%	12,350	38%
Institutional	12,439	35%	10,502	32%

	$35,398	100%	$32,631	100%

Affiliated Managers Group, Inc.

Reconciliation of Performance and Liquidity Measures
(in thousands)

	Three Months Ended 3/31/02	Three Months Ended 3/31/03
Net Income	$14,508	$12,997
Intangible amortization	3,332	4,014
Intangible-related deferred taxes(D)	5,497	5,950
Affiliate depreciation(E)	1,350	1,053

Cash Net Income(A)	$24,687	$24,014

Cash flow from operations	$10,648	$(2,085)
Interest expense, net of non-cash items	4,773	4,588
Current tax provision	4,175	2,052
Changes in assets and liabilities, and other adjustments	15,802	28,076

EBITDA (B)	$35,398	$32,631
Holding company expenses	6,000	4,985

EBITDA Contribution	$41,398	$37,616

Affiliated Managers Group, Inc.

Consolidated Statements of Income
(dollars in thousands, except per share data)

	Quarter Ended March 31,
	2002	2003
Revenue	$119,335	$110,247
Operating expenses:
Compensation and related expenses	41,442	39,311
Amortization of intangible assets	3,332	4,014
Depreciation and other amortization	1,350	1,514
Selling, general and administrative	19,607	19,518
Other operating expenses	3,866	3,968

	69,597	68,325

Operating income	49,738	41,922

Non-operating (income) and expenses:
Investment and other income	(600)	(1,475)
Interest expense	6,536	5,441

	5,936	3,966

Income before minority interest and taxes	43,802	37,956
Minority interest	(19,622)	(16,294)

Income before income taxes	24,180	21,662
Income taxes—current	4,175	2,052
Income taxes—intangible-related deferred	5,408	5,950
Income taxes—other deferred	89	663

Net Income	$14,508	$12,997

Average shares outstanding—basic	22,224,931	21,392,149
Average shares outstanding—diluted	22,963,309	21,728,942
Earnings per share—basic	$0.65	$0.61
Earnings per share—diluted	$0.63	$0.60
Supplemental operating expense information:
Holding company expenses	$6,000	$4,985

Affiliated Managers Group, Inc.

Consolidated Balance Sheets
(in thousands)

	December 31, 2002	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$27,708	$171,385
Investment advisory fees receivable	50,798	45,193
Other current assets	11,009	12,802

Total current assets	89,515	229,380
Fixed assets, net	19,228	19,223
Acquired client relationships, net	374,011	370,602
Goodwill, net	739,053	741,568
Other assets	21,187	27,662

Total assets	$1,242,994	$1,388,435

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$81,404	$57,381
Notes payable to related party	12,348	9,697

Total current liabilities	93,752	67,078
Senior convertible debt	229,023	427,445
Mandatory convertible securities	230,000	230,000
Deferred taxes	61,658	68,271
Other long-term liabilities	26,202	20,075

Total liabilities	640,635	812,869
Minority interest	30,498	24,207
Stockholders' equity:
Common stock	235	235
Additional paid-in capital	405,769	405,751
Accumulated other comprehensive income	(244)	(55)
Retained earnings	246,444	259,441

	652,204	665,372
Less treasury shares, at cost	(80,343)	(114,013)

Total stockholders' equity	571,861	551,359

Total liabilities and stockholders' equity	$1,242,994	$1,388,435

Affiliated Managers Group, Inc.

Consolidated Statements of Cash Flow
(in thousands)

	Quarter Ended March 31,
	2002	2003
Cash flow from (used in) operating activities:
Net Income	$14,508	$12,997
Adjustments to reconcile Net Income to net cash flow from operating activities:
Amortization of intangible assets	3,332	4,014
Amortization of debt issuance costs	1,483	603
Depreciation and other amortization	1,350	1,514
Deferred income tax provision	5,381	6,613
Accretion of interest	280	250
Other adjustments	61	(531)
Changes in assets and liabilities:
Decrease (increase) in investment advisory fees receivable	(2,016)	5,605
Increase in other current assets	(850)	(1,793)
Decrease in non-current other receivables	271	234
Decrease in accounts payable, accrued expenses and other liabilities	(6,628)	(25,300)
Decrease in minority interest	(6,524)	(6,291)

Cash flow from (used in) operating activities	10,648	(2,085)

Cash flow used in investing activities:
Purchase of fixed assets	(1,220)	(1,509)
Costs of investments, net of cash acquired	(2,152)	(3,119)
Increases in other assets	(182)	(15)

Cash flow used in investing activities	(3,554)	(4,643)

Cash flow from financing activities:
Borrowings of senior bank debt	—	85,000
Repayments of senior bank debt	—	(85,000)
Issuances of debt securities	30,000	300,000
Issuances of equity securities	1,047	—
Repayments of notes payable	—	(7,502)
Repurchases of stock	—	(33,688)
Repurchases of debt securities	—	(101,297)
Debt issuance costs	(1,102)	(7,297)

Cash flow from financing activities	29,945	150,216

Effect of foreign exchange rate changes on cash flow	(33)	189
Net increase in cash and cash equivalents	37,006	143,677
Cash and cash equivalents at beginning of period	73,427	27,708

Cash and cash equivalents at end of period	$110,433	$171,385

Supplemental disclosure of non-cash financing activities:
Notes issued for Affiliate equity purchases	$4,990	$—
Capital lease obligations for fixed assets	—	320

Affiliated Managers Group, Inc.

Notes

(A)
Cash Net Income is defined as Net Income plus amortization and deferred taxes related to intangible assets plus Affiliate depreciation. This supplemental non-GAAP performance measure is provided in addition to, but not as a substitute for, Net Income. The Company considers Cash Net Income an important measure of its financial performance, as management believes it best represents operating performance before non-cash expenses relating to the acquisition of interests in its affiliated investment management firms. Since our acquired assets do not generally depreciate or require replacement, and since they generate deferred tax expenses that are unlikely to reverse, the Company adds back these non-cash expenses. Cash Net Income is used by the Company's management and Board of Directors as a principal performance benchmark.

  The Company adds back amortization attributable to acquired client relationships because this expense does not correspond to the changes in value of these assets, which do not diminish predictably over time. The Company adds back the portion of deferred taxes generally attributable to intangible assets (including goodwill) that it no longer amortizes but which continue to generate tax deductions. These deferred tax expense accruals would be used in the event of a future sale of an Affiliate or an impairment charge, which the Company considers unlikely. The Company adds back the portion of consolidated depreciation expense incurred by Affiliates because under its Affiliate operating agreements, the Company is generally not required to replenish these depreciating assets.

  In connection with its recent issuance of convertible securities, the Company modified its definition to clarify that deferred taxes related to these convertible securities and certain depreciation are not added back for the calculation of Cash Net Income. In prior periods, Cash Net Income was defined as "Net Income plus depreciation, amortization and deferred taxes." If the Company had used its modified definition of Cash Net Income in the first quarter of 2002, Cash Net Income would have been $24,291.

(B)
EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes EBITDA is useful as an indicator of its ability to service debt, make new investments and meet working capital requirements. EBITDA, as calculated by the Company, may not be consistent with computations of other companies. In reporting segment operating expenses, Affiliate expenses are allocated to a particular segment on a pro rata basis with respect to the revenue generated by that Affiliate in such segment.

(C)
Cash earnings per share represents Cash Net Income divided by average shares outstanding. The Company's current presentation of Cash EPS represents a change of the measure presented in prior periods, as discussed in footnote A. If the Company had used its modified definition of Cash EPS in the first quarter of 2002, Cash EPS would have been $1.06.

(D)
For the first quarter of 2002, this figure represents the Company's total deferred taxes.

(E)
For the first quarter of 2002, this figure represents the Company's consolidated depreciation.

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Financial Highlights
Operating Results
Reconciliation of Performance and Liquidity Measures
Consolidated Statements of Income
Consolidated Balance Sheets
Consolidated Statements of Cash Flow
Notes